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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                 SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ____)*


                                 Autozone, Inc.
             -----------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
             -----------------------------------------------------
                         (Title of Class of Securities)

                                    053332102
             -----------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is  being paid with this statement [ ].
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.                             13G                    Page 2 of 5 Pages



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       W.P. Stewart & Co., Ltd.*       Tax I.D. # - not applicable
       *[Effective 7/1/98, W.P. Stewart & Co., Inc., a Delaware corporation, was merged with and into W.P. Stewart & Co., Ltd., a Bermuda corporation ("WPSL"), with WPSL as the surviving entity in the merger.]

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Hamilton, Bermuda


--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            15,430,000
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             None
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             15,430,000
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       None

--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         15,430,000


--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          15,430,000/151,310,000 = 10.20%


--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*
          Investment Adviser



--------------------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

                                                               Page 3 of 5 Pages





Item 1.     (a)   Name of Issuer:
                  Autozone, Inc.
                  --------------------------------------------------------------

            (b)   Address of Issuer's Principal Executive Offices:
                  123 South Front Street, Memphis, TN 38103
                  --------------------------------------------------------------

Item 2.     (a)   Name of Person Filing:

                  W.P. Stewart & Co., Ltd.
                  --------------------------------------------------------------
                  *[Effective 7/1/98, W.P. Stewart & Co., Inc., a Delaware corporation, was merged with and into W.P. Stewart & Co., Ltd., a Bermuda corporation ("WPSL"), with WPSL as the surviving entity in the merger.]

            (b)   Address of Principal Business Office:
                  129 Front Street Hamilton HM 12
                  --------------------------------------------------------------

            (c)   Citizenship:
                  Bermudian
                  --------------------------------------------------------------

            (d)   Title of Class of Securities:
                  Common Stock
                  --------------------------------------------------------------

            (e)   CUSIP Number:
                  053332102
                  --------------------------------------------------------------

Item 3.
            (a)   [ ]   Broker or Dealer  registered under Section  15 of  the
                        Act

            (e)   [X]   Investment Adviser registered under section 203 of the
                        Investment Advisers Act of 1940


Item 4.     Ownership.
            (a)   Amount Beneficially Owned:
                  15,430,000
                  --------------------------------------------------------------

            (b)   Percent of Class:
                  10.20%
                  --------------------------------------------------------------

                                                               Page 4 of 5 Pages

        (c) Number of shares as to which such person has:

            (i)    sole power to vote or to direct the vote       15,430,000
                                                                  --------------

            (ii)   shared power to vote or to direct the vote     none
                                                                  --------------

            (iii)  sole power to dispose or to direct the
                   disposition  of                                15,430,000
                                                                  --------------

            (iv)   shared power to dispose or to direct the
                   disposition                                    none
                                                                  --------------

Item 5.     Not Applicable


Item 6. W.P. Stewart & Co., Ltd. is deemed to be a beneficial owner for purpose of Rule 13(d) since it has the power to make investment decisions over securities for many unrelated clients. W.P. Stewart & Co., Ltd. does not, however have any economic interest in the securities of those clients. The clients are the actual owners of the securities and have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such securities. No client has an interest that relates to 5% or more of this security.


Item 7.     Not Applicable

Item 8.     Not Applicable

Item 9.     Not Applicable

Item 10.    Not Applicable


By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose, or effect.

                                                               Page 5 of 5 Pages




After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

12/8/98
-------------------------------
Date:

/s/LISA LEVEY
-------------------------------
Signature


Lisa Levey - General Counsel
-------------------------------
Name/Title